EXHIBIT 5.1
OPINION OF JOYCE P. HAAG
[Eastman Kodak Company Letterhead]
January 28, 2010
Eastman Kodak Company
343 State Street
Rochester, New York 14650
Ladies and Gentlemen:
     I am general counsel of Eastman Kodak Company, a New Jersey corporation (the “Company”), and in that capacity I am generally responsible for the legal matters of the Company and its subsidiaries, including Creo Manufacturing America LLC, Eastman Gelatine Corporation, Eastman Kodak International Capital Company, Inc., Far East Development Ltd., FPC Inc., Kodak Americas, Ltd., Kodak Aviation Leasing LLC, Kodak Imaging Network, Inc., Kodak (Near East), Inc., Kodak Philippines, Ltd., Kodak Portuguesa Limited, Kodak Realty, Inc., Laser Edit, Inc., Laser-Pacific Media Corporation, NPEC Inc., Pacific Video, Inc., Qualex Inc. and Pakon, Inc. (the “Guarantors”). I, or attorneys under my direction, have acted in such capacity in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the holders thereof of $300,000,000 in aggregate principal amount of the Company’s 10.50% Senior Notes due 2017 (the “Notes”), the guarantees related thereto (the “Guarantees”) by the Guarantors, the Warrants (defined below) and the Underlying Shares (defined below), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2009, as amended by Post Effective Amendment No. 1 thereto, filed with the Commission on January 28, 2010 (the “Registration Statement”). The Notes and Guarantees were issued pursuant to the indenture (the “Indenture”), dated as of September 29, 2009, by and among the Company, the Guarantors, The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent.
     Concurrently with the issuance of the Notes, the Company also issued warrants (the “Warrants”) to purchase 40,000,000 shares (the “Underlying Shares” and, collectively with the Notes, the Guarantees and the Warrants, the “Securities”) of the Company’s Common Stock, par value $2.50 per share, pursuant to the terms of the Note and Warrant Purchase Agreement dated as of September 16, 2009, among the Company, KKR Jet Stream (Cayman) Limited and Kohlberg Kravis Roberts & Co. L.P.
     I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

     I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that:
1.	The Indenture has been duly authorized, executed and delivered by each Guarantor and the Indenture is a legal, valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).

2.	The Guarantee of each Guarantor has been duly authorized by such Guarantor and constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).
     I am a member of the bar of the State of New York only. The opinions expressed above are limited to the law of the State of New York, the Delaware General Corporation Law, the corporate and limited liability company laws of the States of California, Indiana and Wyoming and the Commonwealth of Massachusetts set forth in standard compilations of corporation, limited liability company and other business statutes set forth in the Wolters Kluwer Law and Business Corporation: Statutes (Aspen Publishers) and the Federal laws of the United States of America.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement and any Prospectus Supplement related to the Securities. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
/s/ Joyce P. Haag
Joyce P. Haag
General Counsel & Senior Vice President